UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2006

ALLIANCEBERNSTEIN HOLDING L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2006, Lewis A. Sanders entered into an employment agreement with AllianceBernstein L.P. (“AllianceBernstein”) pursuant to which Mr. Sanders shall serve as AllianceBernstein’s Chairman and Chief Executive Officer through December 31, 2011 (“Employment Term”) unless the agreement is terminated in accordance with its terms.  Mr. Sanders will be paid a minimum base salary of $275,000 per year during the Employment Term and, for calendar year 2006 and each subsequent calendar year during the Employment Term, Mr. Sanders is entitled to receive a deferred compensation award of not less than one percent (1%) of AllianceBernstein’s consolidated operating income before incentive compensation (as defined with respect to the calculation of AllianceBernstein’s bonus pool) for such calendar year.  Mr. Sanders is entitled to perquisites on the same terms as other senior executives.  Such perquisites currently include use of AllianceBernstein’s leased or owned aircraft.  Mr. Sanders is also entitled to the services of a chauffeur in connection with his services to AllianceBernstein.  The new agreement is substantially similar to Mr. Sanders’s prior agreement, except that the terms of the new agreement relating to Mr. Sanders’s retirement create an amortization schedule for the deferred compensation awards that is more favorable for AllianceBernstein. In addition, Mr. Sanders is required to provide twelve months’ notice before retiring, rather than six. The employment agreement, which was reviewed and approved by the Compensation Committee of the Board of Directors of AllianceBernstein Corporation, AllianceBernstein’s general partner, is attached hereto as Exhibit 99.31.

Section 5.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02.	(e)	For information about Mr. Sanders’s employment agreement that will be required to be disclosed under Item 5.02(e) on and after November 7, 2006, please refer to our disclosure under Item 1.01.

Section 9.	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.31	Lewis A. Sanders’s employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCEBERNSTEIN HOLDING L.P

Dated: October 31, 2006	By:	/s/ Adam R. Spilka
Adam R. Spilka Senior Vice President, Counsel and Secretary